Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges

	For the Years Ended December 31,
	2009		2008		2007		2006		2005
INCLUDING INTEREST ON DEPOSITS
Earnings
Income (loss) before income taxes	$(30,716)		$(132,740)		$(5,009)		$48,198		$51,294
Plus:
Total Fixed Charges (See below)	117,359		117,663		125,005		112,335		71,696
Less:
Preferred stock dividend (1)	(17,666)		(3,308)		—		—		—

Total Earnings	$68,977		$(18,385)		$119,996		$160,533		$122,990

Fixed Charges
Total interest expense (2)	$97,119		$112,097		$122,354		$109,808		$69,202
Interest included in operating lease rental expense (3)	2,574		2,258		2,651		2,527		2,494
Preferred stock dividend (1)	17,666		3,308		—		—		—

Total Fixed Charges	$117,359		$117,663		$125,005		$112,335		$71,696

Ratio of Earnings to Fixed Charges	0.59	x	(0.16	)x	0.96	x	1.43	x	1.72	x

EXCLUDING INTEREST ON DEPOSITS
Earnings
Income (loss) before income taxes	$(30,716)		$(132,740)		$(5,009)		$48,198		$51,294
Plus:
Total Fixed Charges excluding interest on deposits (See below)	48,195		29,384		27,975		25,069		19,686
Less:
Preferred stock dividend (1)	(17,666)		(3,308)		—		—		—

Total Earnings	$(187)		$(106,664)		$22,966		$73,267		$70,980

Fixed Charges
Total interest expense (2)	$97,119		$112,097		$122,354		$109,808		$69,202
Interest included in operating lease rental expense (3)	2,574		2,258		2,651		2,527		2,494
Preferred stock dividend (1)	17,666		3,308		—		—		—
Less: Interest expense on deposits	(69,164)		(88,279)		(97,030)		(87,266)		(52,010)

Total Fixed Charges excluding interest on deposits	$48,195		$29,384		$27,975		$25,069		$19,686

Ratio of Earnings to Fixed Charges (excluding interest on deposits)	0.0	x	(3.63	)x	0.82	x	2.92	x	3.61	x

(1)	The preferred stock dividend amount has been grossed up to compute the pre-tax income equivalent assuming an estimated 35% tax rate.
(2)	Interest expense includes cash interest expense on deposits and other debt and amortization of debt issuance costs.
(3)	Calculation of interest included in operating lease rental expense is representative of the interest factor attributable to the lease payment.